Exhibit 5.1

March 19, 2024

Verb Technology Company, Inc.

2700 S. Las Vegas Blvd., Suite 2301

Las Vegas, NV 89109

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Verb Technology Company, Inc. (the “Company”) in connection with the At-The-Market Issuance Sales Agreement dated March 19, 2024 (the “Sales Agreement”) by and between the Company and Ascendiant Capital Markets, LLC (the “Agent”), pursuant to which the Company may offer and sell, from time to time through the Agent up to $6,260,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, except for 3,817,847 shares for gross proceeds of $960,000 which have been offered and sold as of the date hereof for which we previously provided a due authorization opinion, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) (File No.: 333-264038) filed on March 31, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act) and declared effective on April 14, 2022, the prospectus contained therein and the prospectus supplement filed with the Commission on December 15, 2023 along with the prospectus supplement dated March 19, 2024 (the “Prospectus Supplement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the federal securities laws of the United States of America and the laws of the state of Nevada. We express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus Supplement and the Sales Agreement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion to the Company’s Current Report on Form 8-K filed with the SEC on March 19, 2024, and which is incorporated by reference in the Registration Statement and the Prospectus Supplement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP